Exhibit 10.23

COGNOS INCORPORATED

RETIREMENT COMPENSATION ARRANGEMENT PLAN
FOR
CERTAIN EXECUTIVES

I – PURPOSE

The purpose of this Retirement Compensation Arrangement Plan is to provide for retirement benefits for certain Executives of Cognos Incorporated, as designated by the Board of Directors from time to time, in recognition of their service and contributions towards the Corporation’s success. These retirement benefits will be funded through the establishment of Trust Fund.

II – DEFINITIONS

In this document the following terms have the meanings ascribed to them below:

“Actuarial(ly) Equivalent” means an equivalency of value as determined by the application of a particular set of actuarial assumptions recommended by the Actuary, approved by the Corporation and in effect at the time the computation is made, provided that where actuarial principles are applicable to a determination, accepted actuarial practice principles shall be followed.

“Actuary” means the actuary who is a Fellow of the Canadian Institute of Actuaries, or a firm of actuaries having such a person on its staff selected by the Corporation from time to time.

“Administrative Committee” means those officers of the Corporation who are appointed by the HR Committee from time to time to administer the Plan on behalf of the Corporation.

“Average Best Compensation” means the Compensation earned by an Executive during the three consecutive Fiscal Years in which the Executive’s Compensation is the highest while the Executive is employed by the Corporation, divided by three, but shall not exceed the Executive’s average Target Compensation for such Fiscal Years. If the Executive has less than three Fiscal Years of employment with the Corporation, Average Best Compensation means the Compensation earned by the Executive during the Fiscal Years he was employed by the Corporation, divided by his Credited Service for such Fiscal Years (excluding any additional Credited Service pursuant to Appendix A), but shall not exceed the Executive’s average Target Compensation for his period of employment with the Corporation.

“Beneficiary” means the beneficiary or beneficiaries designated by the Executive in writing, in accordance with applicable laws, to receive any benefits payable under the Plan after his death.

“Board of Directors” means the Board of Directors of the Corporation.

“Change in Control” means the occurrence of any of the following:

(a) the Corporation is amalgamated, merged, consolidated or reorganized into or with another corporation or other legal person (excluding an affiliate of the Corporation), and as a result the holders of the Corporation’s securities entitled to vote for the election of directors of the Corporation (“Voting Shares”) immediately prior to that transaction hold less than a majority of the Voting Shares after that transaction,

(b) any individual, entity or group acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Corporation, whether through acquisition of previously issued and outstanding Voting Shares, or of Voting Shares that have not been previously issued, or any combination thereof, or any other transaction of similar effect,

(c) the Corporation sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result the holders of Voting Shares immediately prior to that transaction hold less than a majority of the Voting Shares of the acquiring corporation or person immediately after such transaction,

(d) more than 50% of the Voting Shares become subject to a voting trust,

(e) A report is filed pursuant to the Canada Business Corporations Act or under the Securities Act, Ontario or the Securities Exchange Act of 1934, as amended, disclosing that any person (as defined in the applicable legislation) has become the beneficial owner of securities representing more than 50% of the Voting Shares; or

(f) If during any period of two consecutive years, the individuals who at the beginning of that period are the directors of the Corporation cease for any reason to be at least a majority of the membership of the Board, unless the election, or the nomination for election by the Corporation’s shareholders, of each director of the Corporation first elected during that period was approved by a vote of at least two-thirds of the directors then still in office who were also directors of the Corporation at the beginning of that period.

The foregoing provisions do not apply if “Change in Control” occurs solely because any one of the following entities either files or becomes obligated to make a filing or submit a report contemplated above, namely: (i) the Corporation, (ii) an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the voting securities, (iii) any Corporation-sponsored employee stock ownership plan or any other employee benefit plan of the Corporation, or (iv) any corporation or legal person similar to the foregoing which is approved by the Board prior to the occurrence of the event that, absent such approval by the Board, would have constituted a Change in Control.

“Commuted Value” means in relation to benefits that a person has a present or future entitlement to receive, a lump sum amount which is the actuarial present value of those benefits computed at the rate of interest and using the actuarial tables adopted by the Corporation, on the recommendation of the Actuary and in accordance with the then current standards of the Canadian Institute of Actuaries.

“Compensation” means an Executive’s base salary from the Corporation, plus his regular bonus, but excluding all long-term incentive grants, perquisites and benefits.

“Corporation” means Cognos Incorporated and successors thereto.

“Credited Service” means an Executive’s period of employment with the Corporation, after February 28, 2003, calculated in years and fractions thereof, including periods of:

          (a)     approved paid leave of absence, sickness, injury;

          (b)     periods of parental and/or pregnancy leave; and

          (c)     periods of Total and Permanent Disability.

“Early Retirement Date” means the date the Executive attains age 55.

“Effective Date” means March 1, 2003.

“Executive” means each executive of the Corporation, designated by the Board of Directors as a member of the Plan and listed in Appendix A, as amended from time to time.

“Fiscal Year” means the Corporation’s fiscal year for financial statement purposes.

“HR Committee” means the Human Resources & Compensation Committee of the Board of Directors, or any successor to its duties as they apply to this Arrangement.

“Income Tax Act” means the Income Tax Act (Canada) and any Regulations thereto, as well as any rules made pursuant thereto or issued by the Department of Finance and the Canada Customs and Revenue Agency with respect to retirement compensation arrangements, as amended from time to time.

“Normal Retirement Date” means the date the Executive attains age 60. Provided however, in the case of an Executive who suffers from a Total and Permanent Disability, Normal Retirement Date means the date the Executive attains age 65.

“Plan” means the Retirement Compensation Arrangement Plan for Certain Executives as described in this document, as amended from time to time.

“Refundable Tax Account” means the refundable tax account held by the Canada Customs and Revenue Agency with respect to the Plan pursuant to the Income Tax Act.

“Retirement Account” means the total cash value of the amounts or assets in the Trust Fund and the Refundable Tax Account.

“Retirement Date” means the date on which the Executive retires from his position as a senior executive of the Corporation or the date he leaves the employment of the Corporation (whether voluntary or otherwise), if earlier.

“Spouse” means spouse as defined in the Income Tax Act.

“Target Compensation” means the sum of the Executive’s base salary and target bonus opportunity as determined by the HR Committee with respect to a Fiscal Year.

“Total and Permanent Disability” means, subject to the Income Tax Act, the Executive being in receipt of long-term disability benefits from a program sponsored by the Corporation, or under the Canada Pension Plan or Quebec Pension Plan, as the case may be, as a result of physical or mental disability.

“Trust Agreement” means the agreement entered into between the Corporation and the Trustee for the funding and administration of the Plan.

“Trust Fund” means the assets held by the Trustee with respect to the Plan.

“Trustee” means the trustee appointed by the Corporation from time to time.

Reference to the male gender will include the female gender unless the context otherwise requires. Words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number, unless the context requires otherwise.

III – CONTRIBUTIONS

1.	No employee contributions are required or permitted under the Plan.

2.

The Corporation shall make contributions to the Plan in such amounts as the HR Committee shall determine from time to time after taking into consideration the advice of the Actuary, in order to fully fund the benefits on a basis that includes the Refundable Tax Account but which does not take into account any income taxes payable by an Executive with respect to the benefits under the Plan.

3.

The Corporation will withhold 50% of the amount of the annual contributions to the Plan, or such other amount as is required by the Income Tax Act, for remittance to Canada Customs and Revenue Agency as refundable tax.

4.	The Corporation shall be responsible for payment of the fees of the Trustee to administer the Plan.

IV – RETIREMENT BENEFITS

1.	The benefit payable from the Plan to an Executive is equal to:

1% of the Executive’s Average Best Compensation multiplied by the Executive’s Credited Service.

2.

If the Executive retires on his Normal Retirement Date, the benefit provided in Section IV.1 above shall be payable in equal monthly instalments, commencing on the first day of the month following his Normal Retirement Date. Such monthly benefit shall continue until the death of the Executive, provided however, if the Executive dies before receiving 120 payments, his designated Beneficiary or, if the Executive has not designated a beneficiary, his estate will continue to receive payments in the same amount until 120 payments in total have been made.

3.

Notwithstanding the foregoing, and in lieu of the benefit provided in Section IV.2 above, if the Executive has a Spouse on his date of death, 60% of the benefit the Executive was receiving will continue to be payable to the Spouse without actuarial reduction until the death of the Spouse.

4.

If the Executive retires on his Early Retirement Date, he shall be entitled to receive the benefits as provided in Sections IV.1, 2 and 3 above, however, his benefit shall be reduced by 0.25% for each month his Early Retirement Date precedes his Normal Retirement Date.

5.

The benefit under this Section IV may be payable to the Executive on or after his Retirement Date in such other form of payment or payments as is agreed to by the Executive and the HR Committee prior to his Retirement date. Such form of payment will be the Actuarial Equivalent of the benefit otherwise payable to the Executive. The HR Committee has the right to have the commuted value of the benefit under this Section IV paid in a lump sum to the Executive, the Spouse or a Beneficiary, as applicable, but in such circumstances, the amount will be tax adjusted by the HR Committee upon the recommendation of the Actuary in order to provide approximately the same after-tax monthly benefit as would otherwise be receivable from the Plan. The HR Committee’s decisions in this regard will be final and binding on the Executive, the Spouse or the Beneficiary, as applicable.

6.

Notwithstanding any other provisions of the Plan, if, at the time an Executive or his Spouse or Beneficiary, as the case may be, becomes entitled to a benefit in accordance with the provisions of the Plan, and there are insufficient funds held by the Trustee on behalf of the Plan in the Trust Fund to make such benefit payment, the Corporation shall be liable and responsible for making any such payment or payments.

7.	Payment of the benefit to which an Executive is entitled under this Plan shall also be subject to:

(a)	the Executive executing an agreement or agreements, where requested, between the Corporation and Executive relating, in any way, in whole or in part, to any or all of the following:

(i)

restricting the Executive’s ability to have an interest in or involvement with any business similar to or in competition with the Corporation following the Executive’s retirement or other termination of employment (“non-competition agreement”),

(ii)

restricting the Executive’s ability to solicit employees or independent contractors of the Corporation to leave the Corporation and/or to solicit consultants, clients or customers or the Corporation either to leave the Corporation or to enter into a relationship with any business similar to or in competition with the Corporation following the Executive’s retirement or other termination of employment (“non-solicitation agreement”),

(iii)

requiring the Executive to maintain in confidence information gained by virtue of his employment concerning the Corporation following the Executive’s retirement or other termination of employment (“confidentiality agreement”) and;

(b)	compliance with the terms of any such non-competition agreement, non-solicitation agreement or confidentiality agreement.

Should the Corporation (or any person or persons designated by the Corporation for such purpose) determine that the Executive has breached the terms of any such non-competition agreement, non-solicitation agreement or confidentiality agreement, it may, in its discretion and in addition to any other remedies specified under the non-competition agreement, non-solicitation agreement or confidentiality agreement or otherwise available at law, temporarily or permanently discontinue the payment of any amounts otherwise payable under this Plan.

V – PRE-RETIREMENT BENEFITS

1.

If the Executive dies before his Retirement Date, the Executive’s benefits under the Plan shall become fully vested in the benefit accrued to the date of his death, as provided in Section VI.1, and the Commuted Value of the vested benefit accrued to the date of his death shall be payable, in a lump sum, to his designated Beneficiary or, if the Executive has not designated a Beneficiary, to his estate as soon as practical following the date of his death.

2.

If the Executive suffers from a Total and Permanent Disability before his Retirement Date, such Executive shall continue to accrue Credited Service under the terms of the Plan until the earlier of his Normal Retirement Date (age 65) and the date he no longer suffers from a Total and Permanent Disability. His Average Best Compensation shall be frozen as of the date he is found to suffer from a Total and Permanent Disability. The benefit shall be payable to the Executive, in accordance with Article IV commencing on the Executive’s Normal Retirement Date.

If an Executive ceases to suffer from a Total and Permanent Disability, and returns to employment with the Corporation, he shall continue to accrue benefits under the Plan and his Average Best Compensation shall cease to be frozen. The Executive’s periods of employment with the Corporation before and after his disability, plus his period of Total and Permanent Disability will be treated as one period under the Plan.

VI – VESTING CONDITIONS

1.             The Executive shall be vested in his benefit under the Plan as follows:

                (a)        100% on retirement on or after his Early Retirement Date;

                (b)        100% on pre-retirement death at any age;

                (c)        0% on termination with cause;

                (d)        100% on Change of Control;

                (e)        on termination without cause or resignation, based on his attained age as follows:

•	0% if under age 51

•	20% if age 51

•	40% if age 52

•	60% if age 53

•	80% if age 54

•	100% if age 55 or more.

2.

The Executive shall not be entitled to any benefits under the Plan prior to his vesting dates as provided in Section VI.1 above. All benefits to which an Executive (or his Spouse or his Beneficiary, as the case may be) is entitled under the Plan may not in any manner, in whole or in part, be assigned, alienated, sold, transferred, pledged, hypothecated, encumbered or charged, and any attempt by the Executive to do so shall result in the Executive forfeiting all entitlements under this Plan and, except where otherwise required by law, shall not be subject to attachment or otherwise by, and on behalf of, the creditors of such person.

3.

Notwithstanding any other provisions of this Plan, when an order from a court of competent jurisdiction or a valid written domestic contract has been received by the Corporation requiring division of an Executive’s vested benefits under the Plan due to breakdown of marriage or dissolution of common-law relationship, such division shall be made in accordance with such order or contract, as determined by the Corporation, and subject to any requirements prescribed under applicable legislation. Any necessary adjustments shall be made to the Executive’s benefit entitlement.

VII – ADMINISTRATION

1.

The Administrative Committee shall be responsible for the general administration of the Plan and shall perform all administrative functions not delegated to the Trustee. The Administrative Committee shall report on its activities to the HR Committee at such times and in such detail as the latter deems appropriate

The Administrative Committee and the HR Committee may consult with and rely upon the advice of such counsel, actuaries, accountants and advisors as they deem appropriate in the circumstances.

2.	The Administrative Committee shall establish an investment policy with respect to the Plan and the Trustee shall invest the Trust Fund in accordance with such policy.

VIII – TRUSTEE DUTIES

1.

The duties which may be delegated to the Trustee shall include, but not be limited to, maintenance of records and reports, calculation and payment of calculated benefits, filing of documents with government officials and ensuring that the administration of the Plan is in compliance with applicable legislation and such other duties as may be set out in the Trust Agreement.

2.

The Trustee shall act as the custodian of the assets of the Plan for purposes of the Income Tax Act. In this capacity, the Trustee shall remit to the Canada Custom and Revenue Agency all annual year-end withholding and refundable taxes required by the Income Tax Act to be paid on the investment income of the Plan that exceeds any benefit payments for the applicable year and shall request refunds from the Canada Customs and Revenue Agency Refundable Tax Account of refundable tax each year that the benefit payments exceed the investment income of the Plan. The Trustee shall also be responsible for all income tax reporting and withholdings required with respect to any benefit payments under the Plan.

3.

The Trustee shall have the power to borrow such funds as it may deem necessary to pay any current benefits under the Plan to the extent that these benefit payments exceed the currently available assets of the Trust Fund. The Corporation shall assist the Trustee in this connection, either by making loans directly to the Trustee or by guaranteeing a third party loan or loans. Such borrowings will be repaid to the lender by the Trustee from the refunds it receives from the Refundable Tax Account from time to time.

IX – AMENDMENT OR DISCONTINUANCE OF THE PLAN

1.

It is the intention of the Corporation in establishing the Plan that it operate indefinitely. The Corporation, however, reserves the right to change or discontinue the Plan in any manner whatsoever providing that such change or discontinuance is not contrary to the terms of any applicable laws.

2.	No Plan change or discontinuance shall reduce the benefits to which the Executive has become entitled under the Plan prior to the date of such change or discontinuance.

3.

Any funds remaining in the Trust Fund and/or the Refundable Tax Account after the discontinuance of the Plan, after payment has been made to the Executives, their Spouses, Beneficiaries and estates, as the case may be, of the vested benefits under the Plan, shall be refunded to the Corporation.

X – GENERAL

1.

Nothing contained in the Plan or this document shall confer upon the Executive the right to be retained in the service of the Corporation nor shall it interfere with the right of the Corporation to discharge or otherwise deal with the Executive without regard to the existence of the Plan.

2.

If the Administrative Committee determines that any person entitled to any payment hereunder is incompetent by reason of any physical or mental disability, and consequently unable to give a valid receipt, the Administrative Committee may cause any payment due to such person to be made to another person for his benefit, without responsibility on the part of the Administrative Committee to follow the application of such funds. Payment made pursuant to this Section X.3 shall operate as a complete discharge of the responsibility of the Administrative Committee, the HR Committee, the Trustee and the Trust Fund.

3.

The payment of a benefit to the Executive, his Spouse or to his Beneficiary, is subject to satisfactory proof of the existence of the Executive, his Spouse or his Beneficiary, as the case may be, as may be required from time to time by the Administrative Committee.

4.

The Plan shall be construed, administered and enforced according to the laws of the Province of Ontario and all matters relating to its interpretation, administration and enforcement shall be heard solely before the courts of Ontario located in the City of Ottawa.

APPENDIX A

The following employees have been designated as Executives under the Plan by the Board of Directors, effective as of the date as noted, and are entitled to benefits under the Plan, plus any additional benefits as provided in this Appendix A.

Executive	Rob Ashe
Effective Date	March 1, 2003

Additional Benefit:	For each year of future Credited Service accrued after February 28, 2003, an additional one year of past Credited Service will be granted. Provided however, his total years of Credited Service will not exceed his total years of employment with the Corporation.

Executive	Tom Manley
Effective Date	March 1, 2003

Additional Benefit:	For each year of future Credited Service accrued after February 28, 2003, an additional one-half (1/2) year of past Credited Service will be granted. Provided however, his total years of Credited Service will not exceed his total years of employment with the Corporation plus his years of employment with his previous employment.